Exhibit 99.1

March 10, 2016

CONSENT OF: GZA GeoEnvironmental, Inc.

The undersigned hereby consents to the references to our company’s name in the form and context in which they appear in the 2015 Annual Report on Form 10-K of Fairmount Santrol Holdings Inc. (“FMSA”). We also hereby consent to the filing of this letter as an exhibit to the 2015 Annual Report on Form 10-K of FMSA.

We hereby further consent to the use in such Annual Report on Form 10-K of information contained in our reports setting forth the estimates of reserves of Fairmount Santrol Holdings Inc. as of December 31, 2015.

GZA GeoEnvironmental, Inc.

By:	/s/ Mark J. Krumenacher
Name:	Mark J. Krumenacher
Title:	Principal, Senior Vice President